EXHIBIT 99.1

SUNSET FINANCIAL RESOURCES APPOINTS NEW DIRECTOR

JACKSONVILLE, Fla., Jan. 14, 2005. Sunset Financial Resources (NYSE: SFO) is pleased to announce that on January 11, 2005, Mr. G. Steven Dawson accepted the position of director on its board of directors.

Mr. Dawson served as Chief Financial Officer of Camden Property Trust from 1990 to 2003. During that time, he was part of the executive team that was responsible for growing Camden from a small multifamily owner/operator into one of the largest multifamily companies in the United States. Currently, Mr. Dawson serves on the boards of directors of six other companies, including US Restaurant Properties, Inc. (NYSE: USV), a Dallas-based owner of over 800 fast-food and casual dining restaurants and gas station/convenience stores, AmREIT, Inc. (AMEX: AMY), a Houston-based owner and developer of retail properties, NetVersant, Inc., a Houston-based privately-held network cabling contractor, Medical Properties Trust, a Birmingham, Alabama-based REIT specializing in the ownership of acute care facilities, medical office buildings and related medical properties, Desert Capital REIT, a Las Vegas-based mortgage REIT, and American Campus Communities (NYSE: ACC), an Austin-based equity REIT focused on student housing.

“We are pleased to have Steve join our board of directors and look forward to working with him to further the objectives of the Company,” remarked Chairman, President and CEO Bert Watson.

Sunset Financial Resources, Inc. is a self-managed real estate investment trust (REIT) that went public on March 17, 2004. Sunset Financial Resources seeks to deliver attractive dividend income and steady growth to its shareholders through the acquisition and management of a portfolio of high quality residential mortgage loans and well secured commercial mortgage bridge loans in the United States.

Certain statements in this news release may constitute “forward-looking statements” within the meaning of the federal securities laws and involve risks, uncertainties and other factors, which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.